Exhibit 10.27

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is made as of the 8th day of April, 2022 (the “Effective Date”) by and between Western Magnesium Corporation (“Company”), and Sam Ataya (“Executive”) (individually, a “party” and together, the “parties”).

WHEREAS, the Company is in the business of magnesium production through the use of a proprietary technology utilizing a continuous silicothermic process (“Business”);

WHEREAS, Executive currently serves Company as its Executive President and Chief Executive Officer (“CEO”) pursuant to the Executive employment Agreement dated October 8, 2020 (“Prior Agreement”).

WHEREAS, the Company wishes to continue to employ Executive in the position of Executive President and CEO, and Executive wishes to continue to be employed by the Company as its Executive President and CEO, on the terms and conditions set forth in this Agreement;

WHEREAS, the Company will pay One Hundred U.S. Dollars ($100) to Executive in consideration for the agreement to the terms, and execution, of this Agreement, which Executive acknowledges constitutes good and valuable consideration;

NOW THEREFORE, in consideration of the promises and mutual covenants herein, and for other good and valuable consideration given by each party to the other, the receipt and sufficiency of which are hereby acknowledged by each of the parties, the parties agree as follows:

1. EMPLOYMENT – TITLE, DUTUES, SUPERVISION AND LOCATION

1.1 Executive will be employed by the Company to render services to the Company in the position of Executive President and CEO. In that capacity, Executive shall perform such duties and responsibilities as set out in Schedule “A” to this Agreement, and as are customarily rendered by a Executive President and CEO in comparable companies and as required by the Certificate of Incorporation, corporate bylaws, and other governing corporate documents and corporate policies, which may be supplemented from time to time by the Board of Directors, or as directed by the Board of Directors or Executive Chairman.

1.2 Executive shall also use his/her best efforts to perform such other duties and responsibilities and to comply with such instructions that are reasonably assigned or communicated to him/her by the Company from time to time.

1.3 The Executive shall report to the Executive Chairman of the Company.

1.4 The Executive’s principal work locations shall be McLean, Virginia and Vancouver, British Columbia.

1.5 Executive shall devote all of his/her time and attention during normal business hours to the business of the Company and shall not, without the prior written consent of the Board of Directors (the “Board”), engage in any other business, profession or occupation, whether as an employee, contractor, officer director, agent or representative.

1.6 Nothing stated herein shall prevent Executive from performing a reasonable amount of charitable or volunteer community service work, provided such work does not interfere with the performance of his obligations herein.

1.7 Executive must maintain the legal authority to work in the United States as a material condition of this Agreement.

2. TERM OF EMPLOYMENT

Executive’s employment with the Company will continue for an indefinite term, at-will, subject to termination as provided for in this Agreement.

3. COMPENSATION AND BENEFITS

3.1 Base Salary.

(a) The Company will pay to Executive an annual base salary of USD $360,000 (“Base Salary”) which will be payable in accordance with the Company’s established payroll policies as amended from time to time, and subject to all required and authorized deductions and withholdings.

(b) Executive acknowledges and agrees the compensation set out in this Agreement is compensation for all hours worked by the Executive, and that, due to the managerial nature of Executive’s duties and Business of the Company, Executive may be required to perform his duties under this Agreement according to an irregular and/or fluctuating schedule as required by the Company, which may include hours outside of normal business hours.

3.2 Discretionary Bonus.

(a) Executive shall have the opportunity to earn an annual discretionary bonus upon meeting or exceeding the Company’s achievement of annual financial and operating targets and the Executive’s performance targets (“Bonus”). The amount of the Bonus, if any, and specific targets for the Bonus will be determined by the Company in its sole and absolute discretion. The Bonus, if payable, shall be paid within 75 days after the end of the fiscal year to which the Bonus relates.

(b) Executive acknowledges and agrees that receipt of the Bonus in one year does not entitle the Executive to a receipt of the Bonus in any subsequent year. The Executive acknowledges and agrees that payment of the Bonus is contingent on the Executive being actively employed by the Company at the end of the fiscal year to which the Bonus relates. For greater certainty, payment of any severance or any period of notice of termination or pay in lieu that is given or ought to have been given under this Agreement or any applicable law, including the common law, in respect of termination of employment, will not be considered as extending the period of the Executive’s employment with respect to his eligibility to receive the Bonus, except to the minimum extent, if any, required under applicable law.

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3.3 Stock Options.

(a) At the Company’s sole discretion, the Company may grant stock options to the Executive (“Stock Options”). The number, exercise price, and vesting schedule of the Stock Options will be determined by the Board, or a committee thereof, in its sole discretion.

(b) Except as otherwise provided herein, any Stock Option awards will be subject to the terms of a separate stock option agreement (including specified vesting terms), issued according to the terms and conditions of the Western Magnesium Corporation 2020 Stock Option Plan (“WMC 2020 SOP”) as may be amended from time to time, and subject to all applicable securities laws of any exchange on which common shares of the Company are listed and/or traded. Company reserves the right to introduce, administer, amend and/or cancel the WMC 2020 SOP in its sole discretion, and such changes will not constitute a breach of the terms of employment. Nothing in this Agreement is intended to modify, alter or affect the rights and responsibilities of the parties in regards to prior grants of stock or prior option rights by and between the parties.

3.4 Benefits.

Executive will be able to participate in the benefit plans that the Company makes available to its senior staff from time to time in its discretion, subject to the terms and conditions set out in the various benefits plans as amended from time to time (including with respect to paid time off, sick days and paid company holidays), including, without limitation, to any medical, dental or other group health plans, life insurance, disability insurance, 401k or Registered Retirement Savings Plan, as applicable, and/or pension or profit-sharing plans. The Company may reduce, amend or terminate the benefit plans or coverage from time to time in its sole discretion upon written notice to Executive as may be required by law. Nothing herein requires Company to establish or continue any benefit plan.

3.5 Business Expenses.

(a) The Company shall reimburse Executive for all pre-approved traveling and other out-of-pocket expenses (e.g., entertainment and other business expenses) actually and properly incurred by Executive in the course of carrying out his duties and responsibilities under this Agreement and which are incurred in accordance with Company policies, including but not limited to the Company’s rules of traveling expenses, if any.

(b) The Company shall reimburse Executive for a monthly fee service for a mobile device plus long-distance charges for Company business calls. Any such mobile phone expenses must be submitted with Executive’s monthly expense report and substantiating documentation as Company may require.

(c) The Company shall provide to Executive a monthly car allowance of USD $1,500.00 (“Vehicle Allowance”). Executive will be responsible for any tax consequences arising from this benefit.

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3.6 Vacation.

(a) The Company will provide Executive with eight (8) weeks’ paid vacation per calendar year in accordance with the Company’s written vacation policy applicable to the Company’s senior management which may be amended from time to time, and pro-rated for partial years of employment. Executive’s selected vacation time shall be subject to the Company’s written consent, which shall not be unreasonably withheld. Executive agrees to track his vacation time in good faith.

(b) Company agrees to pay Executive for any unused but accrued vacation days in a calendar year on or before January 20th (if a weekend day or holiday, on the first following business day) after the preceding calendar year ending December 31. Payment for such days shall be based on Executive’s prorated daily base salary.

4. NO CONTRAVENTION OR CONFLICT

Executive represents and warrants to the Company that this Agreement and carrying out Executive’s duties and responsibilities in connection with Executive’s employment with Company under this Agreement, will not contravene or conflict with any obligations Executive may have to any past employer or other person, firm or corporation for or with whom the Executive has previously provided any services or been engaged (“Prior Entities”). Executive agrees that he will not do anything in connection with his employment with Company that would contravene or conflict with any such obligations. Company is not employing Executive to obtain the confidential information or business opportunities of any Prior Entities and Executive is hereby requested and directed by Company to disclose to Company and to comply with any obligations that Executive may have to any Prior Entities.

5. INDEMNIFICATION; INSURANCE

5.1 Indemnification of Executive. Except as otherwise provided by applicable law, while Executive is employed by Company and thereafter while potential liability exists (but in no event less than five (5) years after termination), in the event Executive is made a party to any threatened, pending, or contemplated action, suit, or proceeding, whether civil, criminal, administrative, or investigative (other than an action by Company against Executive), by reason of the fact that Executive is or was performing services under this Agreement (or if all such events pre-dated Executive’s employment or other association with the Company), then Company shall indemnify Executive to the fullest extent permitted by applicable law against all expenses (including reasonable attorneys’ fees), judgments, fines, and amounts paid in settlement, that are reasonably incurred by Executive in connection therewith. To the extent that the British Columbia Business Corporations Act (the “BCA”) applies, Executive shall not be indemnified where prohibited by the BCA including where the Executive did not act honestly and in good faith with a view to the best interests of the Company, or in a proceeding other than a civil proceeding, the Executive did not have reasonable grounds for believing that the Executive’s conduct in respect of which the proceeding is brought was lawful. In the event that both Executive and Company are made a party to the same third party action, complaint, suit, or proceeding, Company will engage competent legal representation, and Executive will use the same representation, provided that if counsel selected by Company shall have a conflict of interest that prevents such counsel from representing Executive, then Company shall engage separate counsel on Executive’s behalf, and subject to the provisions of this Section 5.1, Company will pay all reasonable attorneys’ fees and disbursements of such separate counsel whether or not a formal lawsuit or other proceeding actually is commenced, together with any other expenses or costs Executive may incur in connection therewith, within thirty (30) business days of Executive’s submission to Company of documentation substantiating any such fees, costs or expenses, including without limitation, expert and other witness’ fees, travel and lodging, as the case may be. Notwithstanding the foregoing, Executive agrees that prior to receiving an advancement under this Section 5.1, he will sign an undertaking in which he promises to repay any funds advanced hereunder if it is later determined that he did not meet the standard for indemnification under applicable law.

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5.2 Indemnification of Company. Executive assumes full responsibility for any criminal acts undertaken by the executive and will indemnify Company from any liability associated with such acts.

5.3 Insurance Provided by Company. As soon as practicable after the Effective Date, Company shall obtain a directors and officers liability insurance policy under which Executive shall be an Insured, which insurance policy shall provide adequate insurance coverage for claims alleging wrongful acts against Executive by reason of the fact of that Executive is a director, officer, or employee of Company, as shall be approved by the Board. Executive shall be entitled to such coverage under such insurance policy while employed and thereafter while potential liability reasonably exists.

6. CONFIDENTIALITY

6.1 Executive acknowledges that, by reason of his employment with Company, he will have access to Confidential Information, as hereinafter defined, of Company, that Company has spent time, effort and money to develop and acquire.

6.2 The term “Confidential Information” as used in this Agreement means information, whether or not originated by the Executive, that relates to the business or affairs of Company, its affiliates, clients or suppliers and is confidential or proprietary to, about or created by the Company, its affiliates, clients, or suppliers. Confidential Information includes, but is not limited to, the following types of confidential information and other proprietary information of a similar nature (whether or not reduced to writing or designated or marked as confidential): (a) information relating to strategies, research, communications, business plans, and financial data of Company and any information of Company which is not readily publicly available; (b) any information deemed to constitute trade secrets, whether or not separately described in this Agreement; (c) work product resulting from or related to work or projects performed for or to be performed for Company or its affiliates, including but not limited to, the methods, processes, procedures, analysis, techniques and audits used in connection therewith; (d) any intellectual property contributed to Company, and any other technical and business information of Company, its subsidiaries and affiliates which is of a confidential, trade secret and/or proprietary character; (e) internal Company personnel and financial information, employee personal information, employee compensation, supplier names and other supplier information, purchasing and internal cost information, internal services and operational manuals, accounts, passwords, and the manner and method of conducting Company’s business; and (f) all information that becomes known to the Executive as a result of this Agreement that the Executive, acting reasonably, believes is confidential information or that Company takes measures to protect.

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6.3 Confidential Information does not include any of the following: (a) the general skills and experience gained by Executive during this Agreement that Executive could reasonably have been expected to acquire in similar retainers or engagements with other companies; (b) information gained by Executive prior to and outside of his position with Company; (c) information in the public domain; and (d) information gained from a third party not in breach of this Agreement or otherwise.

6.4 Nothing in the document is intended to interfere with or discourage a good faith disclosure to any governmental entity related to a suspected violation of the law. Pursuant to the federal Defend Trade Secrets Act, Executive cannot and will not be held criminally or civilly liable under any federal or state trade secret law for disclosing otherwise protected trade secrets and/or confidential or proprietary information as long as the disclosure is made in (i) confidence to a federal, state, or local government official, directly or indirectly, or to an attorney and solely for the purpose of reporting or investigating a suspected violation of law; or (ii) a complaint or other document filed in a lawsuit or other proceeding, as long as such filing is made under seal.

6.5 Executive acknowledges that the Confidential Information is a valuable and unique asset of Company and that the Confidential Information is and will remain the exclusive property of Company. Executive agrees to maintain securely and hold in strict confidence all Confidential Information received, acquired or developed by Executive or disclosed to Executive as a result of or in connection with this Agreement. Executive agrees that, both during and after the termination of this Agreement, Executive will not, directly or indirectly, divulge, communicate, use, copy or disclose or permit others to use, copy or disclose, any Confidential Information to any person, except as such disclosure or use is required to perform its duties hereunder or as may be consented to by prior written authorization of Company, or which is required to be disclosed under applicable laws or legal process.

6.6 The Executive understands that Company has from time to time in its possession information belonging to third parties or which is claimed by third parties to be confidential or proprietary and which Company has agreed to keep confidential. Executive agrees that all such information shall be considered Confidential Information for the purposes of this Agreement.

6.7 All Confidential Information disclosed to or obtained by Executive in tangible form (including, without limitation, information incorporated in computer software or held in electronic storage media) shall be and remain the property of Company. All such Confidential Information, and any other property of Company possessed by Executive at the time Executive ceases employment with Company shall be returned to Company at such time, or earlier upon request of Company. Specific items that must be returned upon termination include, but are not limited to, all Company documents, data, hardware, software, passcodes, and passwords. Executive shall not access protected systems upon termination from employment without express written permission from the Company. Upon the return of Confidential Information or any such other property of Company, Executive shall not thereafter retain it in any form, in whole or in part, including on any personal devices or hardware.

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7. INTELLECTUAL PROPERTY

In this Agreement:

7.1 “Intellectual Property Rights” means the Works (as defined below) and Confidential Information, and any and all legal protection recognized by the law (whether by statute, common law or otherwise, in the United States, Canada and all other countries world-wide) with respect thereto

7.2 “Works” includes all intellectual property, inventions, methods, protocols, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, data sets, compilations of information, analysis, experiments, data, reports, know-how, techniques, manuals, written content, products, samples, tools, machines, prototypes, domains, websites, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto, patents or patentable inventions, registered or unregistered copyrightable material, registered or unregistered industrial designs, trade secrets, trade dress and registered or unregistered trademarks and other registrations or grants of rights analogous thereto, that: (1) are conceived, developed, created, generated or reduced to practice by Executive (whether alone or with others in or outside Company) as a result of Executive’s involvement with Company; or, (2) result from Executive’s fulfillment of Executive’s obligations hereunder; or (3) result from the Executive’s use of the premises and property (including equipment, supplies or Confidential Information) owned, licensed or leased by Company.

7.3 Executive will disclose all Works and related Confidential Information promptly and fully to Company. Executive will maintain at all times adequate and current records relating to the Works and related Confidential Information, which records will be and remain the property of the Company.

7.4 Notwithstanding anything else contained herein, Company will have sole and exclusive right, title and interest, world-wide, in and to all Works, Confidential Information, and Intellectual Property Rights, which right, title and interest will continue after termination of this Agreement. Accordingly, Executive hereby irrevocably assigns (and in the case of Works created on or after the Effective Date, agrees to assign, without the need for any further remuneration or consideration) to Company all worldwide right, title and interest of any nature whatsoever in and to all Works and Intellectual Property Rights.

7.5 Executive hereby waives (and in the case of Works created on or after the Effective Date, agrees to waive) all moral rights arising under the U.S. Copyright Act and any rights to similar effect in any country or at common law (“Moral Rights”) that Executive may have in respect of the Works, and acknowledge that such waiver may be invoked by any person authorized by Company.

7.6 Executive will execute and deliver to Company whenever requested by Company, any and all further documents and assurances that Company may deem necessary or expedient to affect the purposes and intent of the assignment set out herein. If Executive refuses or fails to execute any further documents and assurances whenever requested by Company, this Agreement will form a power of attorney granting to Company the right to execute and deliver on Executive’s behalf (as the case may be), all such further documents and assurances that Company may deem necessary or expedient to effect the purposes and intent of the assignment and waiver set out herein on Executive’s behalf.

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8. RESTRICTIVE COVENANTS

8.1 Non-Solicitation of Employees. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, solicit a Restricted Employee to terminate his or her relationship with the Company for the purpose of: (a) providing Conflicting Services; or (b) being hired by a Competitor.

8.2 Non-Solicitation of Clients. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, solicit a Restricted Customer to terminate, diminish, or materially alter in a manner harmful to Company its relationship with Company. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, without Company’s prior written consent, perform for a Restricted Customer services substantially similar to the services Executive provided while employed by Company.

8.3 Non-Competition. During Executive’s employment and for a period of twelve (12) months following Executive’s separation from employment (however occasioned), Executive shall not, directly or indirectly, be employed by any Competitor in the Restricted Territory in a capacity substantially similar to Executive’s capacity at the Company.

8.4 Definitions. For the purpose of the paragraphs in this Section 8: (1) “solicit” means solicit, induce, or encourage, or participate in soliciting, inducing, or encouraging, regardless of whether Executive initiated such discussion or sought out such contact, and includes efforts performed either alone or jointly with or on behalf of any person or entity, directly or indirectly; (2) “Restricted Employee” means any person known to Executive to be an employee of the Company in the three months prior to the solicitation; (3) “Conflicting Services” means any product or service that competes with a product or service the Company provides with which Executive worked directly during Executive’s employment by Company or about which Executive acquired confidential information during Executive’s employment by Company; (4) “Competitor” means a person, business, or entity engaged in Business; (5) “Restricted Customer” means any customer or client of the Company (i) with whom Executive had direct interaction during the course the previous 12 months of Executive’s employment at the Company, in Executive’s capacity as a representative of the Company, or (ii) about whom Executive possessed confidential information as a result of Executive’s role at the Company; (6) “Restricted Territory” means the United States, Canada and Australia.

8.5 Reasonableness. Executive acknowledges and agrees that the restrictions contained in this Section 8: (1) are reasonable; (2) do not prevent Executive or unduly restrict Executive from earning a living or pursuing his or her career; and (3) are not broader than necessary to protect the Company’s legitimate business interests. Executive agrees that Executive has had the opportunity to review the provisions of this Agreement with Executive’s legal counsel, if any.

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8.6 Miscellaneous. In the event that a court finds this Agreement, or any of its restrictions, to be ambiguous, unenforceable, or invalid, Executive and Company agree that the court will read the Agreement as a whole and interpret the restriction(s) at issue to be enforceable and valid to the maximum extent allowed by law. Any restriction or provision a Court deems unenforceable is completely severable and all other provisions shall remain in full force and effect. Notwithstanding anything in this Agreement to the contrary, the restrictions in this Agreement do not restrict Executive’s performance in his/her official capacity on behalf of the Company. If any provision in this Section 8 is determined to be overbroad or otherwise unenforceable, such provision shall be construed in a manner that renders it valid and enforceable to the maximum extent.

9. ENFORCEMENT/REMEDIES

9.1 Executive acknowledges and agrees that the covenants and obligations under Sections 6, 7 and 8 hereof are reasonable, necessary and fundamental to the protection of the Company’s legitimate business interests, and that any material breach of Sections 6, 7 and/or 8 hereof by Executive shall cause irreparable harm to Company, which harm could not be adequately compensated for by an award of damages in an action at law.

9.2 Executive acknowledges and agrees that, without prejudice to the rights and remedies otherwise available to the Company, and in addition to any other right or remedy Company may have, Company must show adequate proof of a material breach by the Executive causing damages to Company such that it is entitled to a temporary restraining order and to preliminary and/or permanent injunction relief, and without the necessity of proving the inadequacy of monetary damages or the posting of any bond or security, unless, the court however require a bond or security to be posted. Executive acknowledges and agrees that the preceding remedies shall be in addition to any and all other rights available to Company at law or in equity. The failure of Company to promptly institute legal action upon a material breach of Sections 6, 7 and/or 8 hereof shall not constitute a waiver of that or any other material breach hereof.

10. TERMINATION – RIGHTS AND OBLIGATIONS

Section 10 governs the permissible grounds by which a party may terminate this Agreement and states the only remuneration (if any) due Executive after the termination date of this Agreement.

10.1 Death or Total Disability.

(a) Executive’s employment shall terminate upon death without any further notice or action required by the Employer. The Employer may terminate the Executive’s employment, upon written notice to the Executive, in the event that the Executive becomes unable to perform (with or without reasonable accommodation) substantially all of his material duties and obligations under this Agreement, as a result of a disability, for a period of time exceeding 180 consecutive calendar days.

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(b) In the event of termination under this subsection, Executive or Executive’s legal representative shall receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any Bonus if declared or earned but not yet paid for a complete fiscal year; (3) any accrued but unused vacation pay; (4) any unreimbursed business expenses payable pursuant to the Company’s normal policies; and (5) any other amounts or benefits owing to Executive under the then applicable employee benefit plans, long term incentive plans or equity plans or programs of Company which shall be paid or treated in accordance with the terms of such plans and programs.

10.2 Termination for Cause by Company.

(a) At any time the Company may terminate this Agreement immediately upon written notice to Executive for “Cause” which, for the purposes of this Agreement, means:

(i) a willful, intentional act involving theft, fraud, breach of trust, or any material act of dishonesty with regard to the Company that has a material adverse effect on Company;

(ii) conviction of, or plea of guilty or nolo contendere to, a felony;

(iii) conviction of, or plea of guilty or nolo contendere to, a misdemeanor involving a crime of moral turpitude, or that involves theft, fraud, breach of trust, or any material act of dishonesty;

(iv) willful, intentional and continued disobedience or insubordination (other than by reason of disability or incapacity) with respect to a lawful directive of Executive’s superior or the Board that has a material adverse effect on Company, which continues for five (5) days after Executive’s receipt of written notice from Company;

(v) willful, intentional, material breach of Executive’s material duties and responsibilities hereunder (other than by reason of disability or incapacity) that has a material adverse effect on Company, which continues for five (5) days following written notice by Company specifying such breach; or

(vi) failure to maintain legal authorization to work in the United States.

(b) In the event of termination under this subsection, Executive will only receive: (1) compensation earned but unpaid through the date of termination; (2) any accrued but unused vacation pay; and (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies.

10.3 Termination Without Cause by the Company.

(a) At any time the Company or any successor may, without Cause, terminate Executive’s employment, effective thirty (30) days after written notice is provided to Executive.

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(b) In the event Executive is terminated by the Company under this subsection, Executive shall be eligible to receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any accrued but unused vacation pay; (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies; (4) any Bonus that would have otherwise been paid to Executive, including any pro rata sums, as of the date of Executive’s receipt of the written notice of termination and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan; (5) if eligible for COBRA benefits, up to six (6) months of premiums paid pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursable to Executive so long as Executive enrolls in COBRA and remains eligible for COBRA.

(c) In addition, Executive shall be eligible to receive an additional lump-sum payment in the amount of Five Million U.S. Dollars ($5,000,000) if and only if the Executive signs and does not otherwise revoke a separation agreement that includes, in material part, a full release of all claims, confidentiality as to terms and fact of agreement, and reasonable cooperation by the Executive during the one year period following the Executive’s termination of employment. Company is obligated to provide a document for Executive’s consideration within 30 days of the termination date.

10.4 Resignation for Good Reason by Executive.

(a) Executive may terminate Executive’s employment for any reason, including Good Reason. “Good Reason” means the occurrence of any of the following events, without Executive’s express written consent: (i) a material diminution in Employee’s title, duties, authority, and/or responsibilities; (ii) a material reduction in Employee’s Base Salary; (iii) a material breach of a material term of this Agreement by the Company; (iv) failure of any successor to Company to assume the obligations of the Company under this Agreement; or (v) a Change of Control. Additionally, “Good Reason” includes attaining the age of sixty (60) years old or older.

(b) For purposes of this Agreement, “Change of Control” means the occurrence of any of the following events: (i) the holders of more than 50% of the voting stock of the Company before the transaction closes hold less than 50% of the voting stock of the Company after the transaction closes; or (ii) the exercise of the voting power of any or all securities of the Company as to cause or result in the election of a majority of members of the Board of Directors who were not previously incumbent directors thereof. An event shall not constitute a Change of Control (a) if its sole purpose is to change the jurisdiction of incorporation of the Company or to create a holding company or other corporation, partnership or trust that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such event; or (b) with respect to Executive if Executive is the acquirer or part of the acquiring group that consummates the Change of Control.

(c) In the event Executive terminates Executive’s employment under this subsection, Executive shall be eligible to receive: (1) all compensation Executive earned but was not paid through the separation from employment; (2) any accrued but unused vacation pay; (3) any unreimbursed business expenses payable pursuant to the Company’s normal policies; (4) any Bonus that would have otherwise been paid to Executive, including any pro rata sums, as of the date of Executive’s delivery of notice of termination and assuming achievement of all performance factors applicable to Executive’s participation in any Bonus Plan; (5) if eligible for COBRA benefits, six (6) months of premiums paid pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), reimbursable to Executive so long as Executive enrolls in COBRA and remains eligible for COBRA.

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(d) In addition, Executive shall be eligible to receive an additional lump-sum payment in the amount of Five Million U.S. Dollars ($5,000,000) if and only if the Executive signs and does not otherwise revoke a separation agreement that includes, in material part, a full release of all claims, confidentiality as to terms and fact of agreement, and reasonable cooperation by the Executive during the one year period following the Executive’s termination of employment. Company is obligated to provide a document for Executive’s consideration within 30 days of the termination date. Notwithstanding the foregoing, if the resignation based on the attaining the age of sixty (60) years old or older, the payment shall be paid in equal annual installments over a period of ten (10) years from the date employment terminates. Any payment described in this subparagraph 10.4(d) shall be grossed up for tax purposes so that Executive receives the net amount of the above referenced payment, and the company shall bear all tax liability, to the greatest extent allowed by applicable law.

(e) Notwithstanding anything in this Agreement to the contrary, Executive will only be eligible to receive the payment described in subsection 10.4(d) if: (1) Executive provides the Company with advance written notice of his intent to resign for Good Reason and the clear expression of the basis for his Good Reason; (2) for reasons other than resignation based on attaining the age of sixty or older, the Company does not, in good faith, dispute the Good Reason; and (3) the Company fails to cure the Good Reason within ten business days of receiving such notice. In any event, Executive must provide such notice within 45 days of the occurrence of the event giving rise to Good Reason. If the Company fails to cure within the ten-business-day period, Executive’s resignation will be deemed effective 20 days after the end of such cure period, during which 20-day period Executive will be required to devote his best efforts to accomplishing his normal job duties.

10.5 Upon termination for any reason, Executive shall resign as director and from all offices and other positions that Executive holds with the Company, its affiliates, and its subsidiaries.

10.6 Executive shall not be entitled to any parachute tax gross-up payment with respect to any payments under this Agreement or otherwise. Accordingly, notwithstanding any contrary provisions in any other plan, program or policy of Company, if all or any portion of the benefits payable under this Agreement, either alone or together with other payments and benefits which Executive receives or is entitled to receive from Company or any other source, would constitute an “excess parachute payment” within the meaning of Section 280G of the US Internal Revenue Code of 1986, as amended (the “Code”), Company shall reduce Executive’s payments and benefits payable under this Agreement to the extent necessary so that no portion thereof shall be subject to the excise tax imposed by Section 4999 of the Code, but only if, by reason of such reduction, the net after-tax benefit after such reduction shall exceed the net after-tax benefit if such reduction were not made. Any determinations to be made under this Section 10.6 shall be determined by the Company’s independent certified public accountants serving immediately prior to the Change in Control or, in the event such accountants decline or are unable to serve, by such other party mutually agreeable to Executive and the Company.

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11. NONDISPARAGEMENT

During the course of this Agreement, and thereafter, Executive agrees not to defame or disparage or criticize the Company, its business plan, procedures, products, services, development, finances, financial condition, capabilities or other aspect of its business, or any of its stakeholders to any person or entity, without limitation in time. Company likewise, for its officers and directors and in the absence of wrongdoing by the Executive, agrees forever not to directly or indirectly defame, disparage or criticize Executive in both his professional and/or personal capacities. Notwithstanding the foregoing, Executive and Company may confer in confidence with his or its respective advisors and make truthful statements as required by law.

12. ASSIGNMENT; BINDING EFFECT

Executive shall have no right to assign this Agreement to another party other than by will or by the laws of descent and distribution. Nothing in this Agreement shall prevent the consolidation, merger, or sale of the Company or a sale of any or all or substantially all of its assets. Subject to the foregoing restriction on assignment by Executive, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, legal representatives, successors, and assigns.

13. ADDITIONAL PROVISIONS

13.1 Notices. Any notice under this Agreement must be in writing and addressed to the Company or to Executive at the corresponding address below, and must be sent by electronic mail. Notices under this Agreement shall be effective upon: (a) written verification of receipt, when delivered by overnight courier or certified or registered mail; or (b) acknowledgment of receipt of electronic transmission, when delivered via electronic mail. Executive shall be obligated to notify the Company, in writing, of any change in Executive’s address. Notice of change of address shall be effective only when done in accordance with this Section 13.

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If to Company:

Western Magnesium Corporation

8180 Greensboro Dr Ste 720

Mc Lean, VA, 22102

Attn.: Chairperson of the Board

elee@westmagcorp.com

With copy to:

Farnaz F. Thompson

McGuireWoods LLP

888 16th Street, N.W., Suite 500

Washington, D.C. 20006

fthompson@mcguirewoods.com

and

David L. Greenspan

McGuireWoods LLP

1750 Tysons Blvd., Suite 1800

Tysons, Virginia 22102

dgreenspan@mcguirewoods.com

If to Executive:	Mr. Sam Ataya #301-788 West 14th Avenue Vancouver, BC V5Z 1P9 sataya@westmagcorp.com sam_ataya@yahoo.com

13.2 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be invalid, unenforceable, or void, such provision shall be enforced to the fullest extent permitted by law, and the remainder of this Agreement shall remain in full force and effect. In the event that the time period or scope of any provision, including the provisions of Section 8, is declared by a court of competent jurisdiction to exceed the maximum time period or scope that such court deems enforceable, then such court shall reduce the time period or scope to the maximum time period or scope permitted by law.

13.3 Damages; Prevailing Party; Attorneys’ Fees. Nothing contained herein shall be construed to prevent the Company or Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event either party hereto seeks the collection of damages resulting therefrom, or the injunction of any action constituting a breach of any of the terms of this Agreement, then the substantially prevailing party shall be entitled to recover all costs, reasonable attorneys’ fees and disbursements from the other party, whether paid or owing and regardless of whether a lawsuit or other proceeding is commenced. A suing party may prevail by judgment in its favor or by the other party’s action causing the result sought in the suit or otherwise; and a defending party may prevail by judgment in its favor, dismissal, or the other party’s withdrawal of its suit prior to disposition.

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13.4 Amendments; Waivers; Remedies. This Agreement may not be amended, and no provision of this Agreement may be waived, except in writing signed by Executive and by a duly authorized representative of the Company. Failure to exercise any right under this Agreement shall not constitute a waiver of such right. Any waiver of any breach of this Agreement shall not operate as a waiver of any subsequent breaches. All rights or remedies specified for a party herein shall be cumulative and in addition to all other rights and remedies of the party hereunder or under applicable law.

13.5 Taxes. Executive acknowledges that the compensation, benefits, payments and advances provided for in this Agreement may be subject to statutory income and withholding taxes as well as other applicable taxes, withholdings, fees, and deductions.

13.6 Interpretation. This Agreement shall be construed as a whole, according to its fair meaning, and not in favor of or against any party. Section and subsection headings contained in this Agreement are for reference purposes only, and shall not affect, in any manner, the meaning or interpretation of this Agreement. Whenever the context requires, references to Executive or to any other person or class of persons, shall be considered in the masculine or feminine, and singular shall include the plural and the plural the singular.

13.7 Authority. Each party represents and warrants that such party has the right, power, and authority to enter into and execute this Agreement and to perform and discharge all of the obligations hereunder, and that this Agreement constitutes the valid and legally binding agreement and obligation of such party and is enforceable in accordance with its terms.

13.8 Additional Assurances. The provisions of this Agreement shall be self-operative and shall not require further agreement by the parties except as may be herein specifically provided to the contrary; provided, however, that both parties shall execute such additional instruments and take such additional acts as may be necessary to effectuate this Agreement.

13.9 Executive Acknowledgment. Executive acknowledges that, before signing this Agreement, Executive was advised of his right to consult with an attorney of his choice to review this Agreement and that Executive had sufficient opportunity to have an attorney review the provisions of this Agreement and negotiate its terms. Executive further acknowledges that Executive had a full and adequate opportunity to review this Agreement before signing it; that Executive carefully read and fully understood all the provisions of this Agreement before signing it, including the rights and obligations of the parties; and that Executive has entered into this Agreement knowingly and voluntarily.

13.10 Controlling Agreement. If there is any conflict between or among the terms, conditions and/or provisions set forth in this Agreement and any other written agreement or other document, then the terms, conditions and/or provisions set forth in this Agreement shall control.

13.11 Governing Law; Venue; Jurisdiction. The Parties acknowledge and agree that the Company has a headquarters in Fairfax County, Virginia, and the Parties intend for this contract and all disputes between them (whether arising out of this contract or otherwise) to be litigated in Fairfax County, Virginia. This Agreement and all related matters will be exclusively governed by, and construed in accordance with, the laws of the Commonwealth of Virginia (excluding any choice of law rules) except as otherwise expressly provided for in this Agreement and/or as required by law. Any dispute arising from this Agreement or any other dispute between the Parties shall be resolved by a court with jurisdiction over Fairfax County, Virginia, and the Parties hereby irrevocably submit to the venue and exclusive jurisdiction of federal and/or state courts located in Fairfax County, Virginia.

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13.12 Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and cancels and supersedes any previous oral or written communications, representations, understandings or agreements between the parties with respect thereto. The Prior Agreement is superseded in its entirety, without any further obligation thereunder. There are no representations, warranties, terms, conditions, undertakings or collateral agreements, express or implied, between the parties other than as expressly set forth in this Agreement.

13.13 Counterparts. This Agreement may be executed in counterparts, and such original executed counterparts together shall constitute one agreement.

14. SECTION 409A.

14.1 This Agreement and the compensation and benefits provided for under this Agreement are intended to be, to the maximum extent possible, exempt from the provisions of Section 409A of the Code as “short term deferrals” as specified in Treasury Regulation § 1.409A-l(b)(4), under the “separation pay” exception within the meaning of Treasury Regulation § 1.409A-l(b)(9)(iii), or any other applicable exemption, or alternatively compliant with Section 409A of the Code, and this Agreement shall be administered and interpreted accordingly (or disregarded to the extent such provision cannot be so administered, interpreted or construed).

14.2 Notwithstanding anything to the contrary herein, in the event Executive is a “Specified Employee” (as such term is defined under Section 409A of the Code and the regulations and other Treasury Department guidance promulgated thereunder), if, upon the advice of its counsel, Company determines that any payments or benefits to be provided to Executive are or may become subject to the additional tax under Section 409A(a)(l)(B) or any other taxes or penalties imposed under Section 409A (“409A Taxes”) as applicable at the time such payments and benefits are otherwise required under this Agreement, then such payments shall be delayed until the date that is the earliest of (A) six (6) months after the date of Executive’s termination of employment with the Company; (B) the date of the Executive’s death; or (C) such shorter period that, in the opinion of such counsel, is sufficient to avoid the imposition of 409A Taxes.

14.3 Notwithstanding the foregoing, Executive shall remain solely liable for any 409A Taxes arising with respect to any payments or benefits provided under this Agreement or otherwise and shall not be entitled to a gross-up payment with respect to any such taxes.

15. EXECUTION AND RATIFICATION

This Agreement shall become valid and enforceable upon execution by the Executive, a duly authorized officer of the Company, and the Chairman of the Compensation Committee, and upon the affirmative vote and ratification of a supermajority of all members of the Board of Directors, from which vote Executive shall recuse himself or herself. Such duly recorded and executed vote shall be attached hereto.

[REMAINDER OF PAGE BLANK, SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF the Parties hereto have executed this Agreement intending to be bound thereby.

WESTERN MAGNESIUM CORPORATION

By:	/s/ Edward Lee
Edward Lee, Executive Chairman

Date:	April 8, 2022

/s/ Steve Thorlakson
Steve Thorlakson, Chairman of Compensation Committee

Date:	April 8, 2022

SAM ATAYA

/s/ Sam Ataya
Sam Ataya

Date:	April 8, 2022

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Schedule A

EXECUTIVE PRESIDENT AND CHIEF EXECUTIVE OFFICER

DUTIES AND RESPONSIBILITIES

Overview

The primary responsibility of the Executive President & Chief Executive Officer (“Executive CEO”) of the Company is to lead the Company in meeting both its short-term operational objectives and long-term strategic goals. While the Executive Chairman and Board of Directors of the Company (the “Board”) is responsible to oversee the strategic and operational direction of the Company, the Executive CEO is responsible for the executive leadership necessary to meet the goals and objectives of the Company.

The Executive CEO shall have such skills and abilities as are considered necessary by the Board. The Executive CEO both works with, and is accountable to, the Board.

General Responsibilities

The Executive CEO has the following general and specific responsibilities:

1) Strategic Leadership

Formulate and recommend goals, strategies, and objectives to the Board to ensure the success of the Company.

Lead and manage the Company within parameters established by the Board.

Review and report regularly to the Board concerning the Company’s progress towards its goals and all material deviations from the goals, strategies, and objectives approved by the Board, including updating and making changes as required, and involving the Board in the early stages of developing strategy.

2) Financial Leadership

Develop and implement annual capital and operating plans that support the Company’s long-term strategic objectives.

Authorize the commitment of funds to capital projects included in budgets approved by the Board.

Ensure the integrity of internal controls on spending and payments.

Review and report regularly to the Board on the overall progress and results against operating and financial objectives and initiate courses of action for improvement.

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Authorize commitment of corporate resources, including contracts, transactions people and arrangements in the ordinary course of business, in order to pursue the approved strategies, business plans, and objectives of the Company.

Lead the Company’s fundraising efforts to raise sufficient capital to carry out the Company’s objectives.

3) Risk Management

Keep the Board fully informed of all significant operational, financial, and other matters relevant to the Company, including legal, regulatory, and governmental policy developments.

Take reasonable steps to ensure that the Company’s assets are adequately safeguarded and/or insured, and optimized in the best interests of the Company’s shareholders.

4) Administrative Leadership

Direct and support the Executive President/COO to:

Develop and maintain a sound, effective organizational structure and ensure that personnel and systems are in place to appropriately manage the affairs of the Company, and realize the goals and objectives as approved by the Board.

Ensure the integrity of internal controls on data management, integrity and security.

Ensure that all members of the organization have appropriate incentive, and ensure their responsibilities and authorities are clearly established.

Foster a high-performance corporate culture that encourages creativity, ensures individual integrity and accountability, and fulfills corporate social responsibility.

5) Public Market Leadership

Ensure that effective communications and appropriate relationships are maintained with the shareholders of the Company and other stakeholders.

Maintain or cause to be maintained such industry, governmental, public, or other external relationships as are deemed advisable and in the best interests of the Company.

Act as the principal spokesperson for the Company, and manage and oversee the required interaction between the Company and the general public.

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6) Compliance Leadership

Ensure that all activities of the Company are conducted in accordance with applicable laws, regulations, the Company’s policies and procedures, sound business practices, and any other policies and practices approved by the Board.

Take steps to ensure the safe operation of Company programs, and ensure compliance with the Company’s safety, health and environmental (SHE) policies, procedures, and practices.

Ensure efficient and timely completion and submission, and overall quality, accuracy and integrity of quarterly and annual reports by the Company.

The Executive’s specific responsibilities as President for the Company shall include, but not be limited to, any such duties as normally performed by the President of a public company, which from time to time may be reasonably necessary, such as the following:

1.	Maintain strong communication with the Board and make reports to the Board at meetings on identified issues and other appropriate matters;

2.	Lead the marketing and financing initiatives of the Company, being the lead spokesperson/representative for the Company:

3.	Oversee and/or lead any and all aspects of local community or government consultation processes required;

4.	Be aware of, and/or generate and/or pursue new opportunities for the Company, whether by research, Joint Venture or acquisition;

5.	Oversee and assist Executive Management in the preparation and completion of technical and corporate disclosure to be included in quarterly and annual financial reports, and MD & A reporting, within the required time periods;

6.	Liaise, assist and cooperate with the Company’s auditors, accountants, bankers, lenders, regulators, and legal counsel, when required;

7.	Assist Executive Management, and/or lead technical compliance functions and the execution of regulatory filings within the required time frame for such tasks.

Emergency and immediate succession for the Executive CEO will be addressed directly by the Executive Chairperson until such time as a permanent remedy is implemented.

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